Exhibit 23.1
Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906
October 25, 2007
Mr. Randy L. Elkins
BPI Energy Holdings, Inc.
30775 Bainbridge Road
Suite 280
Solon, Ohio 44139
Dear Mr. Elkins:
RE:  CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION
As an independent oil and gas consultant, Schlumberger Technology Corporation hereby consents to the use of and references to its name and the name of its Data & Consulting Services Division and to the inclusion of and references to its report prepared for BPI Energy Holdings, Inc. entitled “Reserve and Economic Evaluation of Proved Reserves of Certain BPI Energy, Inc. Oil and Gas Interests as of 31 July 2007,” and any of the information contained therein, in the Annual Report of BPI Energy Holdings, Inc. to be filed with the Securities and Exchange Commission on or about October 29, 2007.
Sincerely,
/s/ Charles M. Boyer II
Charles M. Boyer II, PG
Operations Manager — Pittsburgh Consulting Services
Data & Consulting Services
Division of Schlumberger Technology Corporation